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                                                                   Exhibit 10.03


Exhibit 10.03 Memorandum of Understanding dated November 30, 1999 between Registrant and Douglas Burdon.

November 30, 1999

Mr. Douglas Burdon
27677 Briones Court
Los Altos Hills, CA  94022

Re: Memorandum of Understanding

Dear Doug,

This letter outlines and confirms the details of our business arrangements regarding your development of "major financial institution client relationships and program service providers", on behalf of and acceptable to Innofone.Com and resulting in a substantial increase in Innofone's subscriber base on or before March 31, 2000 (herein the property).

Innofone proposes to acquire the property through offering you a convertible license/royalty fee of 2% of gross sales. (Gross sales being defined as any and all amounts billed to customers that are part of the above programs except for taxes). Further, Innofone offers you the opportunity to exchange this license/royalty fee for Innofone stock options as detailed in Annex A attached hereto. You may elect to exchange the license/royalty fee at any time prior to November 30, 2001 into Innofone Stock options as outlined and specified in Annex A attached hereto. The license/royalty fee will not be paid to you but shall accrue and bear interest at Bank Prime rate throughout the term of this agreement or until you make your decision regarding the Innofone options. At your sole discretion, you shall decide which one of either the license/royalty or the stock options is to be paid to you. In either event you shall surrender your right to the options on November 30, 2001, in the event you have not prior to, given us your election. In this event you will be deemed to have accepted the royalties and these will be paid to you. It is understood and agreed that in the event you elect the license/royalty approach, then this 2% payment shall continue for the life of the program or any evolution thereof or in the event of a sale of the program.

In addition, Innofone wants you to work on developing additional business opportunities. In return, you agree to offer Innofone a right of First refusal on any and all other telecommunications re-biller 'business opportunities' that you develop. Innofone undertakes that in the event that it wants to pursue any of these opportunities that it will fully and adequately fund and support them. Innofone undertakes that it will offer you the same licensing/royalty fee of 2% and Innofone will offer you an additional number of Innofone stock options regarding any new business opportunity. While you have the right to accept or decline Innofone's offer re the number of additional stock options you agree that you will not unreasonably withhold your approval in regard to this provision. All the same terms and conditions regarding the principle of your right to convert the licensing/royalty fee shall apply to any of these new business opportunities. In the event that Innofone does not wish to pursue the new business opportunity or if you and Innofone can not come to an agreement re the additional number of Innofone stock options then you shall be at liberty to pursue the development of such business opportunities with any other

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party. Innofone.Com shall have 45 days from receipt of an executive summary and financial projections prepared by Burdon, to accept or reject any and all new business opportunities.

You shall pursue your strategic advisory and business development role on a part time basis and as an independent contractor. Innofone shall not provide you with any benefits of any type that may otherwise possibly characterize our relationship in any other form such as an employee We will however, reimburse you for any pre-approved expenses that you may incur from time to time.

You acknowledge that the strategic advisor fee has been and shall be $8,250 USD per month from August 15, 1999 until the earlier of the execution of the Primary and Secondary contract agreements or March 31, 2000. This strategic advisor fee shall be considered an advance against the license/royalty fee and shall be forfeited by you upon your election to exchange the license/royalty fee into Innofone.Com stock options. The Primary and Secondary contract agreements shall mean the dates on which the contracts have been completed as provided in Annex A.

We mutually acknowledge and agree that the relationship between us in regard to the matters outlined in this letter is fiduciary in nature and one of mutual trust and reliance and that they owe each other a duty of utmost loyalty and good faith. We further mutually acknowledge that we each have and may have access to information and knowledge, including confidential information, relating to all aspects of each other's individual affairs. The unauthorized disclosure of any of which to the competitors, customers, or the general public may be highly detrimental to the best interests of either of us.

This letter and Annex A attached hereto details our understanding. To acknowledge your acceptance of our agreement I would ask that you sign and return a copy of this letter and initial Annex A.

Yours truly,

/s/ Larry Hunt
---------------------------
Larry Hunt

Acknowledged and accepted this _____ day of ____________1999.


/s/ Douglas Burdon
---------------------------
Douglas Burdon

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                                                                         Annex A


DOUGLAS BURDON or designate


         Options shall be granted by Innofone Canada's parent company Innofone.com Incorporated at a price of $0.50USD and shall be granted as follows:
                        Innofone.com Incorporated is an U.S. Public Corporation

Primary Contracts

         Amount         Grant

         1,000,000      Upon completion of the Primary Contracts, consisting of;

                        Internet, Cellular, Long Distance Carrier, Home Security and Data Storage

Secondary Contracts

         Amount         Grant

         2,250,000      Upon execution of a 1st Agreement with
                        respect of the property;

         2,250,000      Upon execution of a 2nd Agreement with
                        respect of the property Vesting

Vesting

         The vesting period for each individual grant shall be on a quarterly basis and shall be divided over a 24-month period. The vesting period will begin the first quarter following the Qualification for the grant. As per the following example

         Grant December 1999                         Vest

         1,000,000                                   125,000 March, 2000
                                                     125,000 June 2000
                                                     125,000 September 2000
                                                     125,000 December 2000
                                                     125,000 March 2001
                                                     125,000 June 2001
                                                     125,000 September 2001
                                                     125,000 December 2001

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